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                                                                      EXHIBIT 99



                      [PENTASTAR COMMUNICATIONS, INC. LOGO]

                    PENTASTAR COMMUNICATIONS, INC. ANNOUNCES
                             STRATEGIC ACQUISTIONS

                                      * * *
                   UPON COMPLETION, ACQUISITIONS WILL INCREASE
                       PENTASTAR'S REVENUE BY NEARLY 300%

Denver, Colorado (February 22, 2000) - PentaStar Communications, Inc. (NASDAQ:
PNTA), a communications services agent, today announced a series of strategic acquisitions that position the company as one of the largest communications services agents in the country. In separate transactions, the company has signed a definitive agreement to acquire Eastern Telecom, Inc. ("ETI") and completed the purchase of USTeleCenters, Inc. and Vermont Network Services Corporation (collectively "UST"), and Network Communications Integration ("NCI").

At the IPO in October 1999, PentaStar commenced operations with annualized run rate revenue of approximately $6 million. These announced acquisitions will increase PentaStar's annualized run rate revenue to approximately $23 million, an increase of nearly 300%, enabling rapid entrance to new markets and additional service provider relationships. Upon closing of the ETI acquisition, PentaStar's operations will consist of nearly 240 experienced professionals with proven industry knowledge in strategy, design, integration and deployment of communications solutions for small and medium size businesses.

The combined purchase price for these transactions was approximately $3.35 million in cash and PentaStar common stock plus certain assumed liabilities. In addition, there is a potential earnout payment based upon the earnings of ETI and UST for the year ending December 31, 2000.

ETI, founded in 1992, is a full-service communications agent based in Warwick, Rhode Island primarily servicing customers in Boston, New York, Albany, Providence and Warwick. ETI is an authorized agent for Bell Atlantic and Bell South. ETI is a wholly-owned subsidiary of VSI Enterprises, Inc. (OTCBB: VSIN). VSI Enterprises develops, manufactures, markets and supports software based audio/visual command and control systems and videoconferencing products that operate on PC platforms.

UST, founded in 1986 and headquartered in Boston, is a full-service communications agent focusing on small business customers located throughout Bell Atlantic's 13 state region. UST has agency agreements with service partners, including Bell Atlantic, Bell South, Southwestern Bell and Sprint. UST was a subsidiary of ViewTech, Inc. (Nasdaq: VUTK), a leader in video systems integration.

The acquisitions of ETI and UST establish PentaStar as Bell Atlantic's largest agent. The ETI acquisition has been approved by the Board of Directors' of both VSI Enterprises and PentaStar and is expected to close in May 2000 pending VSI Enterprises shareholder approval.


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"The acquisition of key communications services agents in major metropolitan areas is critical to our growth plans and part of our stated on-going acquisition strategy. The strategic acquisitions of ETI, UST and NCI are our first major milestones as a public company, and they clearly position PentaStar as one of the largest communications services agents in the country. With the addition of these new carrier relationships to our existing agreements with US West, Qwest and Epoch Internet, we broaden our market coverage and provide our customers with enhanced product offerings and more direct customer service," said Bob Lazzeri, Chief Executive Officer of PentaStar.

"In addition, with the acquisition of ETI, PentaStar gains a strong and experienced leader in Brian Rowley, President of ETI. Brian has 12 years of experience in the telecom industry and has been successful at deploying a number of innovative systems and strategies at ETI. Brian will be charged with the development of the Northeast U.S. and will manage the integration and realization of cost savings of the combined operations of ETI and UST," added Lazzeri.

NCI is primarily a long distance communications services agent located in Seattle, Washington. NCI has carrier agreements with well-established providers such as Qwest, AT&T, and GST Telecom.

"The acquisition of NCI allows PentaStar to further establish our presence in the Pacific Northwest, as well as provide the company established relationships with additional communications services providers," said Neal Tomblyn, President and Chief Operating Officer of PentaStar.

ABOUT PENTASTAR COMMUNICATIONS, INC.

PentaStar designs, procures and facilitates the installation and use of communications services solutions that best meet customers' specific requirements and budgets. PentaStar was formed in March 1999 to become a communications services agent. Concurrently with its IPO on October 26, 1999, PentaStar acquired ICM Communications Integration, Inc., a Seattle, Washington based communications services agent, and DMA Ventures, Inc., d/b/a Access Communications, a Denver, Colorado based communications services agent, and commenced its business operations. PentaStar's common stock is traded on the Nasdaq Small Cap Market under the ticker symbol PNTA. For more complete information about PentaStar, contact PentaStar Communications, Inc., 1522 Blake Street, Denver, Colorado 80202, (303) 825-4400, visit the company's website at www.pentastarcom.com or send an e-mail to info@pentastarcom.com

This press release may contain forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include those described in PentaStar's Registration Statement on Form SB-2, its current report on Form 8-K dated December 9, 1999 and its Quarterly Report on Form 10-QSB dated December 10, 1999 and all other Securities and Exchange Commission filings submitted as of this date.


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CONTACT INFORMATION:

 Nancy Shipp
 PentaStar Communications Inc.
 E-mail: nshipp@pentastarcom.com
 Phone:  303-825-4400